Exhibit 3.5

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.             Name of corporation:

Las Vegas Gaming, Inc.

2.             Stockholder approval pursuant to statute has been obtained.

3.             The class or series of stock being amended:

Series G Convertible Preferred Stock

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation of Series G Convertible Preferred Stock as previously filed with the Nevada Secretary of State on May 7, 2008, is being amended and restated in its entirety.

The full text of the Amended and Restated Certificate of Designation of Series G Convertible Preferred Stock is attached hereto.

5.             Effective date of filing: (optional) ___________________________________________________________
(must not be later than 90 days after the certificate is filed)

6.             Signature: (required)

X /s/ Bruce A. Shepard
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 7-1-08

AMENDMENT AND RESTATMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES G CONVERTIBLE PREFERRED STOCK
OF
LAS VEGAS GAMING, INC.

(Pursuant to NRS 78.195 & 78.1955)

Las Vegas Gaming, Inc. (the “Corporation”) a corporation organized and existing under the Nevada Revised Statutes (“NRS”), by its President and Secretary, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the  “Board of Directors”) by its Articles of Incorporation, as amended (the “Articles of Incorporation”) and the provisions of NRS 78.195 and 78.1955, the Board of Directors, at a meeting held on August 11, 2008, duly approved and adopted the following recitals and resolutions:

Whereas, the Corporation is authorized by its Articles of Incorporation to issue 10,000,000 shares of preferred stock, $0.001 par value per share, of which it designated 150,000 shares as “Series G Convertible Preferred Stock”;

Whereas, the Board of Directors has previously filed a Certificate of Designation of Series G Convertible Preferred Stock (the “Certificate of Designation”) on May 7, 2008;

Whereas, the Board desires to amend and restate the Certificate of Designation to provide, among other things, that (i) with respect to rights upon liquidation, dissolution or winding up of the Corporation, Series G Convertible Preferred Stock shall rank junior to Series I Convertible Preferred Stock and to any future equity securities issued by the Corporation the terms of which do not specifically provide that they are junior to Series G Convertible Preferred Stock; (ii) with respect to dividend rights, Series G Convertible Preferred Stock shall rank junior to Series I Convertible Preferred Stock; (iii) with respect to the payment of dividends, the payment in full of the Corporation’s senior secured convertible promissory note, dated March 31, 2006, as amended, in favor of CAMOFI Master LDC would not trigger the Corporation’s obligation to pay dividends to the holders of Series G Convertible Preferred Stock; and (iv) the issuance and sale of Series I Convertible Preferred Stock shall not constitute a “Qualified Financing” or a “Change of Control” and thus would not trigger the Corporation’s obligation to pay dividends to the holders of Series G Convertible Preferred Stock;

 Whereas, the holders of a majority of the outstanding shares of Series G Convertible Preferred Stock and the holders of a majority of the shares of each such other series of the Corporation’s preferred stock senior to Series G Convertible Preferred Stock have approved of and ratified the proposed amendment and restatement of the Certificate of Designation;

Now, Therefore, Be It Resolved, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Articles of Incorporation and NRS 78.195 and 78.1955, the Board of Directors does hereby amend and restate the Series G Convertible Preferred Stock that was created, authorized and designated on May 7, 2008, and does hereby fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, of the shares of such series as follows:

1.
Designation and Number.  A series of Preferred Stock, designated as Series G Convertible Preferred Stock (“Series G Convertible Preferred Stock”), is hereby established.  The number of authorized shares of Series G Convertible Preferred Stock shall initially be one hundred fifty thousand (150,000) shares.

2.	No Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preferences on the Series G Convertible Preferred Stock or the redemption of any shares thereof.

3.
Rank. The Series G Convertible Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank:  (1) senior to (a) all classes or series of the Corporation’s common stock, (b) the Corporation’s Series F Convertible Preferred Stock, except with respect to the Gambler’s Bonus Million Dollar Ticket Jackpot Security Account (as defined below), (c) the Corporation’s Series H Convertible Preferred Stock, and (d) any future equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank junior to the Series G Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other classes or series of capital stock listed in this clause (1) being referred to herein collectively as “Stock Junior to Series G Convertible Preferred Stock”); (2) at parity  with the Corporation’s Series E Convertible Preferred Stock and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank at parity with the Series G Convertible Preferred Stock with respect to rights upon liquidation, dissolution or wining up of the Corporation; and (3) junior to (a) all existing and future indebtedness of the Corporation, (b) the Corporation’s Series B Convertible Preferred Stock and the Corporation’s Series I Convertible Preferred Stock, (c) the Corporation’s Series F Convertible Preferred Stock solely with respect to the Gambler’s Bonus Million Dollar Ticket Jackpot Security Account, and (d) any future equity securities issued by the Corporation the terms of which do not specifically provide that they are junior to or at parity with the Series G Convertible Preferred Stock.  “Gambler’s Bonus Million Dollar Ticket Jackpot Security Account” means the Corporation’s separate account in which $1,000,000 is reserved solely to satisfy the Corporation’s jackpot security requirements related to the Gambler’s Bonus Million Dollar Ticket game operated by the Corporation in Nevada.

4.
Dividend Rights.  The holders of the Series G Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of twelve percent (12%) per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and no more, payable  (1) junior to the Series I Convertible Preferred Stock and to any future equity securities issued by the Corporation the terms of which do not specifically provide that they are junior to or at parity with the Series G Convertible Preferred Stock with respect to dividends, (2) in parity with the Series F Convertible Preferred Stock and any equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank at parity with the Series G Convertible Preferred Stock with respect to dividends, and (3) in preference and priority to any payment of any cash dividend on (a) the Corporation’s Series B Convertible Preferred Stock and the Corporation’s Series F Convertible Preferred Stock (collectively, “Junior Preferred Stock”), and (b) Stock Junior to Series G Convertible Preferred Stock other than the Series F Convertible Preferred Stock, when and as declared by the Board.  Such dividends shall accrue with respect to each share of Series G Convertible Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series G Convertible Preferred Stock shall not have been paid or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for payment for any Junior Preferred Stock and any Stock Junior to Series G Convertible Preferred Stock other than Series F Convertible Preferred Stock and before any purchase, acquisition or redemption of any Junior Preferred Stock and any Stock Junior to Series G Convertible Preferred Stock other than Series F Convertible Preferred Stock is made by the Corporation.  At the earliest of: (1) the redemption of the Series G Convertible Preferred Stock; (2) the closing of a Qualified Financing (as defined below);

or (3) a Change in Control (as defined below), any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series G Convertible Preferred Stock, and thereafter all dividends of the Series G Convertible Preferred Stock shall terminate.  No accumulation of dividends on the Series G Convertible Preferred Stock shall bear interest and no dividends shall be payable with respect to such accumulation.  At the election of the Corporation, in the event of a Qualified Financing, the dividend may be paid either in cash or shares of Common Stock Series A, $0.001 par value (“Common Stock Series A”) with such shares of Common Stock Series A being valued at the IPO Price (as defined below).  Dividends paid in shares of Common Stock Series A shall be paid in full shares only, with a cash payment equal to the value of any fractional shares.  “Qualified Financing” means an equity financing for the account of the Corporation in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Corporation of at least $10,000,000; provided that, for purposes of this Section 4 only, the issuance and sale of the Series I Convertible Preferred Stock shall not constitute a Qualified Financing; and; provided further, that for purposes of this Section 4 only, no transaction shall be deemed to constitute a Qualified Financing so long as any shares of the Series I Convertible Preferred Stock (or any securities issued in exchange for shares of Series I Convertible Preferred Stock, other than shares of common stock issued upon conversion or exchange of the Series I Convertible Preferred Stock) remain issued and outstanding. “Change in Control” means the occurrence of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, or (ii) a replacement at one time or within a eighteen month period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), or (iii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii); provided that, the issuance and sale of the Series I Convertible Preferred Stock (and the issuance of securities in exchange for or upon conversion of shares of Series I Convertible Preferred Stock) shall not constitute a Change of Control.

5.
Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series G Convertible Preferred Stock are entitled to be paid five dollars ($5.00) per share of Series G Convertible Preferred Stock (the “Series G Convertible Preferred Stated Value”) before any distribution of assets is made to the holders of Stock Junior to Series G Convertible Preferred Stock and in parity with the Corporation’s Series E Convertible Preferred Stock.

5.1
Adjustment.  In the event that the holders of Series G Convertible Preferred Stock have not converted their shares of Series G Convertible Preferred Stock into shares of Common Stock Series A, and in the event that the Corporation at any time and from time to time either:  (1) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series G Convertible Preferred Stock into a greater number of shares of Series G Convertible Preferred Stock; or (2) combines or consolidates (by reverse stock split) the outstanding shares of Series G Convertible Preferred Stock into a smaller number of shares of Series G Convertible Preferred Stock, then the Series G Convertible Preferred Stated Value shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

5.2
Consolidation or Merger of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.3
No Further Rights.  After payment of the full amount of the Series G Convertible Preferred Stated Value, the holders of Series G Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series G Convertible Preferred Stock.

6.
Redemption.  The outstanding shares of Series G Convertible Preferred Stock may be redeemed at any time by the Corporation following the payment in full of the Corporation’s senior secured convertible promissory note, dated March 31, 2006, as amended, in favor of CAMOFI Master LDC, as the same may from time to time be extended, increased, decreased, modified or amended, the occurrence of a Qualified Financing or the listing and trading of a class of the Corporation’s common stock on a national stock exchange.  The Series G Convertible Preferred Stock shall be redeemed at the Series G Convertible Preferred Stated Value by providing to the holders of Series G Convertible Preferred Stock prior written notice of no less than seven (7) calendar days (the “Redemption Notice”); provided, however, the holders of Series G Convertible Preferred Stock may elect to convert their shares of Series G Convertible Preferred Stock into shares of Common Stock Series A in accordance with Section 8 by providing written notice of such election within seven (7) calendar days after delivery of the Redemption Notice.

7.	Voting Rights. The holders of Series G Convertible Preferred Stock are not entitled to voting rights by virtue of their ownership of Series G Convertible Preferred Stock.

8.
Conversion.  At any time and from time to time, a holder of Series G Convertible Preferred Stock may convert its shares of Series G Convertible Preferred Stock into shares of Common Stock Series A at the rate of (a) the lower of (i) three dollars and fifty cents ($3.50) or (ii) seventy percent (70%) of the IPO Price of Series G Convertible Preferred Stated Value for (b) one share of Common Stock Series A (the “Series G Convertible Preferred Conversion Rate”), where no additional payment shall be required; provided, however, that in the event that any shares of Series G Convertible Preferred Stock have not been converted or redeemed by June 15, 2010, then on June 30, 2010 such shares shall automatically be converted into shares of Common Stock Series A at the Series G Convertible Preferred Conversion Rate; provided, further, that the Series G Convertible Preferred Conversion Rate shall be subject to adjustment as provided for herein; provided, further, the ability of a holder of Series G Convertible Preferred Stock to convert the holder’s shares into shares of Common Stock Series A shall be subject to the limitation that such holder may not beneficially own more than four and 99/100ths percent (4.99%) of the Corporation’s outstanding voting power. As used herein, the term “IPO Price” shall mean the per share price to the public of any common shares offered by the Corporation that in the aggregate results in capital in excess of $10.0 million being raised and the shares of a class of the Corporation’s common stock being listed and traded on a national stock exchange.  Notwithstanding anything to the contrary contained herein, the IPO Price shall not be adjusted for any reason under this Section 8 or otherwise.

8.1
Mechanics of Conversion.  Before any holder of Series G Convertible Preferred Stock may elect to convert the same into shares of Common Stock Series A, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the offices of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which it wishes the certificate or certificates for shares of Common Stock Series A to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock Series A to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series G Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock Series A issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock Series A on such date.

8.2
Adjustment for Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which the first share of Series G Convertible Preferred Stock was issued by the Corporation (the “Series G Original Issue Date”), the shares of Common Stock Series A issuable upon the conversion of the Series G Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Common Stock Series A Event, as defined below, or a stock dividend or distribution provided for elsewhere in this Section 8), then, in any such event, each holder of Series G Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock Series A into which such shares of Series G Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

8.3
Adjustment Upon Common Stock Series A Event.   In the event that a Common Stock Series A Event occurs at any time or from time to time after the Series G Original Issue Date, the Series G Convertible Preferred Conversion Rate in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Series A Event, be proportionately decreased or increased, as appropriate.

8.4
Common Stock Series A Event.  As used herein, the term “Common Stock Series A Event” shall mean:  (1) the declaration or payment of any dividend or other distribution on the Common Stock Series A, without consideration, payable to one or more stockholders in additional shares of Common Stock Series A or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock Series A; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock Series A into a greater number of shares of Common Stock Series A; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock Series A into a smaller number of shares of Common Stock Series A.

9.
In the event that all of the shares Common Stock Series A are converted into shares of the Corporation’s common stock, $0.001 par value per share, then each reference to “Common Stock Series A” in this Certificate of Designation shall be substituted with the term “Common Stock” as necessary to keep the original meaning and intent hereof.

10.
Notice.  Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of Series G Convertible Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.